                                                                      Exhibit 99

                                                                    NEWS RELEASE
Contact:          Edward W. Cook
                  Chief Financial Officer
                  and Senior Vice President
                  (423) 636-7100

                FORWARD AIR CORPORATION REPORTS 100% INCREASE IN
                      FIRST QUARTER 1999 EARNINGS PER SHARE

GREENEVILLE, Tenn. (April 15, 1999) -- Forward Air Corporation (Nasdaq/NM:FWRD), a high-service-level contractor to the air cargo industry providing time-definite service in the United States and Canada, today reported record operating revenue and earnings relating to its first quarter 1999 results of operations.

Operating revenue for the quarter ended March 31, 1999 increased to a record $37.7 million compared with $28.9 million for the same quarter in 1998. Operating income from continuing operations for the period was $5.5 million, an increase of 96.4%, compared with $2.8 million in the prior-year quarter. Income from continuing operations for the first quarter of 1999 was $3.1 million, an increase of 93.8%, compared with $1.6 million in the prior-year quarter. Diluted earnings per share from continuing operations for the first quarter of 1999 were $.24, an increase of 100%, compared with $.12 in the prior-year quarter.

"Forward Air is pleased to confirm our preliminary report of an outstanding first quarter," commented Bruce A. Campbell, President and Chief Operating Officer. "The strong demand for our airport-to-airport service has accelerated as a result of increased business from existing customers. These higher volumes of shipments through our existing network have resulted in increased efficiencies and improved margins."

This press release and statements made by the Company in reports to its shareholders and public filings, as well as oral public statements by the Company's representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, factors that might cause such a difference include economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, the Company's inability to maintain its historical growth rate due to a decreased volume of freight moving through the Company's network, competition, surplus inventories, loss of a major customer, the Company's lack of prior operating history as an entity independent of the truckload operations, the ability of the Company's information systems to handle increased volume of freight moving through its network, and the availability and compensation of qualified independent owner-operators to serve the Company's transportation needs. The Company disclaims any intent or obligations to update these forward-looking statements.



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FORWARD AIR CORPORATION REPORTS 100% INCREASE IN FIRST QUARTER 1999 EARNINGS PER
SHARE
Page 2
April 15, 1999

                             FORWARD AIR CORPORATION
                   CONDENSED STATEMENTS OF INCOME (UNAUDITED)
                      (In thousands, except per share data)

                                                          Three Months Ended
                                                       -----------------------
                                                        3/31/99        3/31/98
                                                       --------       --------
        Operating revenue                              $ 37,728       $ 28,850

        Operating expenses:
          Purchased transportation                       16,229         12,374
          Salaries, wages and employee benefits           8,722          7,196
          Operating leases                                2,126          1,540
          Depreciation and amortization                   1,199            954
          Insurance and claims                              340            780
          Other operating expenses                        3,637          3,221
                                                       --------       --------
                                                         32,253         26,065
                                                       --------       --------
        Income from operations                            5,475          2,785
        Other income (expense), net                        (414)          (200)
                                                       --------       --------
        Income from continuing
           operations before income taxes                 5,061          2,585
        Income taxes                                      1,961          1,020
                                                       --------       --------
        Income from continuing operations                 3,100          1,565
        Income from discontinued
           operations, net of taxes                          --            676
                                                       --------       --------
        Net income                                     $  3,100       $  2,241
                                                       ========       ========

        Income per share:
           Basic
              Income from continuing operations        $    .25       $    .13
              Income from discontinued operations            --            .06
                                                       --------       --------
              Net income                               $    .25       $    .19
                                                       ========       ========
           Diluted
              Income from continuing operations        $    .24       $    .12
              Income from discontinued operations            --            .06
                                                       --------       --------
              Net income                               $    .24       $    .18
                                                       ========       ========

        Weighted average shares outstanding
           Basic                                         12,629         12,152
           Diluted                                       13,123         12,764

                             FORWARD AIR CORPORATION
                           OPERATING DATA (UNAUDITED)

                                                           Three Months Ended
                                                           -------------------
                                                           3/31/99     3/31/98
                                                           -------     -------
        Average system pounds per week (in thousands)      17,701      13,592

        Number of Terminals:
          Company                                              56          55
          Agent                                                12           7
                                                           ------      ------
          Total                                                68          62
                                                           ======      ======

        Average Tractors:
          Company                                              73          94
          Owner-Operator                                      314         212
                                                           ------      ------
          Total                                               387         306
                                                           ======      ======

        Average Trailers                                      873         644

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